EXHIBIT 6.15

Dwolla Platform Agreement – Tentative Agreement

This Dwolla Platform Agreement (“Agreement”) is a legally binding agreement between you and Dwolla, Inc. (“Dwolla”) and applies to your use of the Dwolla Platform Services, as defined in this Agreement.

It is important that you read and understand this Agreement as it governs your use of the Dwolla Platform Services. You represent and warrant that you have the authority to accept this Agreement on behalf of the legal entity you have registered at www.dwolla.com (“you”, “your” throughout this Agreement) and to provide any information that you share with Dwolla. By indicating your acceptance of this Agreement or by executing an order form (“Order Form” included in Exhibit A) or other agreement that references this Agreement, you agree to be bound by this Agreement. If you do not accept this Agreement, you must not access or use the Dwolla Platform Services.

We may amend this Agreement at any time by providing notice to you. Notice may be provided to you on www.dwolla.com, on any other website maintained by Dwolla, by email, or by any other reasonable means. The amended Agreement is effective when posted or as of the date indicated, and your continued use of the Dwolla Platform Services constitutes your acceptance of any amended Agreement.

To use the Dwolla Platform Services, you must also accept the Dwolla Terms of Service located at www.dwolla.com/legal, which are incorporated into this Agreement by reference (the “Dwolla Terms”). Capitalized terms used in this Agreement and not otherwise defined will have the meanings assigned to them in the Dwolla Terms.

1. Using the Dwolla Platform Services

1.

Dwolla Platform Services. Dwolla offers electronic payment services through an online dashboard experience available at www.dwolla.com and the Dwolla application programming interfaces (“Dwolla API”), and related technical, business and support services, each as may be modified or updated (together, the “Dwolla Platform Services”). The Dwolla Platform Services allow you to manage your end users’ and your own payments experience on your platform, website, and/or application (each, an “Application”) and open and manage end user Dwolla accounts (“Customer Accounts”) (together, your “Dwolla-Enabled Services”). An end user that has opened a Customer Account is referred to as a “Customer”. The products and services that you provide through your Application, including the Dwolla-Enabled Services, are referred to herein as “Your Services”. It is your sole responsibility to clearly explain to your end users the nature of Your Services, your Dwolla-Enabled Services, and Dwolla’s role in the provision of such services.

2.

Dwolla Account. In order to use the Dwolla Platform Services, you must: (a) be a U.S. company or other legally-organized entity, in good standing, with a U.S. physical address, and (b) open and maintain a Dwolla account governed by the Dwolla Terms and Dwolla Privacy Policy, as they may be updated from time to time. Your use of the Dwolla Platform Services may be limited if your Dwolla account is suspended or otherwise restricted. You represent and warrant that you are eligible to use the Dwolla Platform Services and that you will not open or use your Dwolla account for any personal, family, or household purposes.

3.

Account Credential Security. You are responsible for maintaining commercially reasonable security and control of your Dwolla account and credentials, including passwords, security codes, and API Credentials as defined in Section 14 (collectively, your “Account Credentials”). You are responsible for ensuring that your employees, contractors, and agents comply with all security requirements set out in this Agreement, as applicable. You are responsible for any activity conducted using your Account Credentials, regardless of whether you authorized such activity. Notify Dwolla immediately at security@dwolla.com if you believe that your Account Credentials have been compromised.

4.

Required Information About Your Business. When you register for a Dwolla account, we will ask you for information about your business, including but not limited to: business name, address, phone number, email address, tax identification number, website address, business model, and any supporting documentation that we deem necessary in our reasonable discretion (such as copies of government-issued identification, proof of licensing, proof of financial condition, business policies, and other business or identification documentation). We will also ask you for information about your beneficial owner(s), controller, and authorized representative, including but not limited to: name, birthdate, tax identification number or equivalent, and any supporting documentation that we deem necessary in our reasonable discretion. Your ability to use the Dwolla Platform Services is subject to our satisfactory review of the information that you provide and our approval. You represent and warrant that any information that you provide to us about your business is accurate and complete and that you will keep this information up to date at all times. Failure to do so may result in termination of this Agreement by Dwolla.

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5.

Routine Business Operations Reviews. Dwolla may request, and you agree to provide, information about your business, operations, funds flows, and/or integration with the Dwolla Platform Services. Dwolla reserves the right to reassess your eligibility for the Dwolla Platform Services at any time. Dwolla may immediately suspend provision of any of the Dwolla Platform Services in the event that Dwolla reasonably determines, based on any of the review processes described in this Agreement, that you have become ineligible for any of the Dwolla Platform Services.

6.

Prohibitions. You are prohibited from: (a) using the Dwolla Platform Services for any fraudulent, unlawful, deceptive, or abusive purposes; (b) using the Dwolla Platform Services in any manner intended to harm an end user, Dwolla, or any third party; (c) circumventing Dwolla’s intended limitations for any feature of the Dwolla Platform Services as communicated to you by Dwolla; (d) using the Dwolla Platform Services in a manner inconsistent with any developer documentation, integration guidance, or other technical, policy, or other requirements communicated to you by Dwolla or posted on Dwolla’s website, each as may be updated from time to time (“Integration Requirements”); (e) using the Dwolla Platform Services in violation of any guidance regarding restricted activities communicated to you by Dwolla; (e) using the Dwolla Platform Services to conduct transactions for personal, family, or household purposes; (f) facilitating transactions for a third party that is not your legitimate end user; (g) replicating and/or reselling the Dwolla Platform Services by offering and/or enabling any third party to access the Dwolla Platform Services through your integration; or (h) attempting any of the foregoing.

7.

Compliance. You represent and warrant that you will only use the Dwolla Platform Services for lawful and legitimate purposes and that you will at all times comply and conduct your business in compliance with: (a) all applicable federal, state, and local laws, rules, regulations, and guidance, including, without limitation, those governing payment services, consumer protections, privacy, and data security (collectively, “Applicable Law”); (b) this Agreement; (c) the Dwolla Terms; and (d) the Integration Requirements.

8.	Fees. Dwolla will charge fees for the Dwolla Platform Services as listed in the Order Form signed between you and Dwolla.
9.

Payment Terms. All fees incurred in a calendar month will be charged on or after the 2nd business day of the following month. All fees are non-refundable. You expressly authorize Dwolla to charge your Dwolla account and/or linked U.S. financial institution account(s) (each, a “Payment Account”) for all fees, expenses, and other amounts owed under this Agreement. You are liable to Dwolla for all fees and expenses (including reasonable attorneys’ fees) that Dwolla incurs in collecting, or attempting to collect, fees, expenses or amounts you owe to Dwolla.

10.

Transaction Reversal and Your Liability. You are solely responsible for you and your end users’ payment activity initiated using the Dwolla Platform Services, including, without limitation, any fraudulent activity. Dwolla has no obligation to ensure that the funds required to complete a payment will be available. Any payment sent or received by you or your end users may: (a) be reversed in accordance with Dwolla or its Financial Institution Partners’ risk management policies, (b) be reversed in accordance with Applicable Law, including without limitation, by ACH return as defined under the Nacha Rules, (c) fail due to your error or end user error, (d) fail due to the provision of inaccurate information by you or your end user; or (e) be cancelled or rejected by an end user or the end user’s financial institution (each, a “Reversal”). Except for any Reversal made in error by Dwolla, you are liable to Dwolla and its Financial Institution Partners for any and all losses caused by Reversals and any other Customer Account activity, whether or not authorized by you or the end user, including unauthorized or erroneous activity initiated by you, your end users, or your Application, whether through misconduct, negligence, error, or otherwise. You authorize Dwolla and its Financial Institution Partners to recover any such amounts due to Dwolla and/or its Financial Institution Partners by debiting the available balance in your Dwolla account. If the available balance in your Dwolla account is insufficient, you authorize Dwolla and its Financial Institution Partners to take any of the following actions to recover the remaining amounts from you: (x) debit your Payment Account(s); (y) request immediate payment from you, and, if payment is not received timely, engage in collection efforts; and (z) pursue any rights or remedies available under any of your agreements with Dwolla for failure to pay amounts owed to Dwolla, including, without limitation, termination for non-payment. Dwolla may require that you provide a personal guaranty for any amounts owed under this Agreement. In the event that your Application has an unacceptable number or rate of Reversals, Dwolla reserves the right to immediately restrict or suspend your use of the Dwolla Platform Services, including by terminating this Agreement.

11.

Transaction Limits. You understand and agree that Dwolla may, in its sole discretion, impose limits on the transactions that you may submit, including but not limited to, limits on the maximum dollar value of one or more transactions and/or limits on the volume of your transactions over a period of time. Any such limits will be communicated to you in writing by Dwolla prior to being imposed. Nothing in this provision will be deemed to limit Dwolla’s right to decline any transaction that you submit in accordance with Dwolla’s other rights under this Agreement.

12.

Taxes. You are solely responsible for paying and collecting any applicable taxes, duties, levies, or tariffs imposed with respect to the sale of Your Services and the sale of any goods or services through your Application. You acknowledge that Dwolla may have informational reporting requirements to the Internal Revenue Service in connection with payments made for goods or services through your Application. You agree to provide us with any information necessary to complete such reporting, including end user information for the purposes of filing Form 1099-K. In the event Dwolla incurs a sales tax liability as a result of the sales of your goods or services and/or Dwolla receives an assessment from a taxing authority directly attributable to the sales of your goods or services, you will indemnify Dwolla for all taxes, interest, and penalties that may be assessed.

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13.

Termination. Either Dwolla or you may terminate this Agreement at any time by providing the other party with written notice. Upon termination, you will: (a) immediately stop using the Dwolla Platform Services to accept new transactions, (b) cooperate with Dwolla to complete all pending transactions, (c) promptly disburse any funds held in Customer Accounts in accordance with your agreement with end users, and (d) remove any Dwolla Marks, as defined in Section 37 from your Application(s). Dwolla may also terminate this Agreement if: (x) you fail to pay any Fees or any other amounts owed under this Agreement within ten (10) days of receiving notice from Dwolla that payment is owed; (y) you violate this Agreement or any other applicable Dwolla policy or agreement; or (z) your use of the Dwolla Platform Services poses unacceptable risk, including but not limited to financial or data security risk, to Dwolla and/or its Financial Institution Partner in Dwolla’s and/or its Financial Institution Partner’s sole discretion. Without limiting the foregoing, you expressly acknowledge and agree that you will have a continuing obligation after termination of this Agreement to pay any Fees, fines, or other amounts related to your transactions as set out in this Agreement, and to appropriately disburse any Customer Account funds.

2. Integration and End User Experience Requirements

1.

API credentials. In order to access and use the Dwolla API, Dwolla will provide you with credentials in the form of a key and secret specific to you (“API Credentials”). The API Credentials are Confidential Information and property of Dwolla. You are responsible for maintaining commercially reasonable security and control of your API Credentials in accordance with this section and Section 3. You are prohibited from selling, transferring, sublicensing, or disclosing the API Credentials to any third party, other than to your third party service providers who need such information in order to perform services for you, if applicable. Dwolla may immediately revoke the API Credentials if you breach this Agreement.

2.

Compliance with Integration Requirements and Go Live Approval Process. In order to receive API Credentials and provide the Dwolla-Enabled Services in your Application (“Go Live”), you must successfully complete Dwolla’s review of your Dwolla API integration and receive Dwolla’s written approval to Go Live. Your Application must be developed in compliance with this Agreement, the Dwolla Terms, the Integration Requirements, and Applicable Laws. You are solely responsible for your integration costs and expenses. In addition to reviewing your integration, Dwolla may review information relating to your business, operations, and/or financial condition and you agree to cooperate with such review. Dwolla may require you to modify your Dwolla API integration and/or Application user experience if it does not comply with the Integration Requirements. You understand and agree that approval to Go Live is granted by Dwolla in its sole discretion.

3.

Bank Account Verification. An end user may link their US state or federally-chartered bank or credit union account (“Bank Account”) to your Application for the purpose of using the Dwolla-Enabled Services. Dwolla may require that you verify the ownership of the Bank Account in a commercially reasonable manner, as specified in the Integration Requirements. If you do not use the methods provided by Dwolla, you must receive Dwolla’s approval prior to using your own verification method. You agree to cooperate with Dwolla’s review of your Bank Account verification method, including the provision of any documentation regarding your method that Dwolla reasonably requests. Prior to changing your Bank Account verification method after it has already received approval by Dwolla, you must notify Dwolla at support@dwolla.com and receive Dwolla’s written approval of the proposed changes.

4.

Your Agreement With End Users. You must have a written agreement with end users (“Your Terms”) in order to provide the Dwolla-Enabled Services to them. Your Terms must be: (a) presented to your end users via online disclosure, (b) accepted electronically, (c) and be accepted in an auditable manner that complies with federal electronic signature laws. Your Terms must allow you to comply with all requirements of this Agreement. Dwolla has no liability to end users for any of Your Services, including any goods or services that may be sold through your Application. If your Application allows end users to buy or sell goods or services, you must publish a refund policy and enforce compliance with that policy. You are responsible for enforcing end users’ compliance with Your Terms. You must also take commercially reasonable steps to ensure that end user activities using the Dwolla-Enabled Services do not violate any Applicable Law or the Dwolla Terms. Notify Dwolla immediately if you detect illegal, fraudulent, deceptive, or otherwise suspicious activity associated with an end user at support@dwolla.com.

5.

Origination Authorization From End Users. Prior to initiating any payment for an end user, you must capture the end user’s authorization to allow Dwolla, as your payments service provider, to originate funds transfers according to the end user’s instructions as provided via your Application.

6.

Express Consent From End Users. You must obtain an end user’s express consent prior to conducting any activity for and/or on behalf of the end user in connection with the Dwolla-Enabled Services, including but not limited to: (a) collecting any end user personal data; (b) sharing end user with data with Dwolla for the purpose of enabling the Dwolla-Enabled Services, including the provisioning and support of a Customer Account, if applicable, (c) using any end user personal data for a purpose not previously disclosed or for which the end user has withdrawn consent; (d) conducting any activity for which the end user has not given you express consent or for which the end user has withdrawn consent; or (e) attempting any of the above.

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7.

Notifications for End Users. You are solely responsible for sending all necessary notifications to end users related to their use of the Dwolla-Enabled Services, including Customer Account and payment activity notifications, as applicable. Required Customer Account activity notifications include, but are not limited to, all notifications specified in the Integration Requirements.

8.	Clear Disclosures to End Users. You are required to provide clear and easily understood disclosures to end users regarding their use of the Dwolla-Enabled Services, including, but not limited to:
a.

Funding Source. If your Application allows an end user to choose different funding sources or create a hierarchy of funding sources for sending or receiving funds, you must clearly disclose the funding source or hierarchy of funding sources for any given transfer before the end user authorizes the transfer.

b.

Fees. Any fees charged in your Application must be appropriately disclosed to end users prior to the fees being charged. Fees and payment terms must be clearly communicated to end users and you must obtain the end user’s express consent prior to charging the end user any fees.

c.

Purchase Terms. If your Application allows an end user to buy goods or services, your Application must clearly identify and disclose the goods or services being purchased, the purchase price, any taxes or fees, and the payment schedule, if any. If your Application allows peer to peer payments, your Application should include a memo field for noting the purpose of the payment.

d.

Transfer Times. Subject to any delays caused by financial institutions independent of the Dwolla platform or delays due to fraud or compliance reviews initiated by Dwolla, transfers will normally process in the following time frames: (i) within 3 to 4 business for transfers from a Bank Account to a Dwolla Account, and (ii) within 1 to 2 business days for transfers from a Dwolla Account to a Bank Account. Transfer times are not guaranteed in any way. You are responsible for clearly disclosing these transfer times to an end user prior to payment initiation, as applicable.

e.

Recurring Payments. If your Application allows a non-business end user (an individual) to authorize one or more recurring payments, you must: (i) clearly disclose the payment amount(s), payment schedule, and any relevant payment terms to the end user; (ii) clearly disclose to the end user that the end user has the right to receive advance notice of the amount and date of each payment that will occur in the future at least 10 days before the payment is initiated, or you may offer the end user the option to receive advance notice only for payments that exceed a specified range; (iii) clearly disclose the funding source for the payment or the series of payments or give the end user the opportunity to choose the funding source before each payment is initiated; (iv) obtain the end user’s express consent for the payment(s) after disclosing all items set out above in (i) through (iii); (v) provide the advance payment notice(s) to the end user set out above in (ii); (vi) clearly disclose and provide a readily accessible method for the end user to cancel one or more payments; and (vii) comply with any cancellation request submitted under (vi).

9.

Customer Support for End Users. You are solely responsible for providing customer support for Your Services to end users and, if applicable, for any goods or services that are sold via your Application. You must clearly disclose your customer support policy and publish your customer support contact information in an easily accessible manner within any Application through which you offer Your Services. If your end user requests Dwolla’s customer support contact information, provide the following: support@dwolla.com and 1-888-289-8744.

10.

Dispute Resolution for End Users. You are responsible for resolving all end user disputes related to Your Services (“End User Disputes”), including any End User Dispute communicated by an end user to Dwolla. Dwolla has no obligation nor any liability associated with your End User Dispute resolution policies and procedures. You agree to provide Dwolla with any requested information regarding the status and/or resolution of an End User Dispute. Dwolla has the right but no obligation to provide support to an end user that contacts Dwolla regarding an End User Dispute, and in such event, you must provide Dwolla with any information Dwolla reasonably requests for the purposes of assisting the end user.

11.

Accuracy of End User Data Provided to Dwolla. You are solely responsible for providing accurate and complete end user data as required or requested by Dwolla for the purposes of providing you the Dwolla Platform Services. In particular, you must ensure that end users are properly identified and classified as personal or business end users. Business end users may not conduct any transactions for personal, family, or household purposes. Dwolla may require you to collect and provide additional information to enable the Dwolla-Enabled Services for an end user and you agree to provide such information. You must use commercially reasonable efforts to verify that any end user data that you provide to Dwolla is accurate and complete.

12.

Transaction and End User Risk Management. You understand and agree that Dwolla may decline, restrict, or otherwise limit any transaction and/or the ability of an end user to use the Dwolla-Enabled Services in accordance with Dwolla’s risk management policies. It is your sole responsibility to verify the identity and legitimacy of your end users, their activities, and their transactions using commercially reasonable methods. Dwolla reserves the right to restrict, suspend or terminate an end user at any time if: (a) Dwolla determines that the end user’s activities violate the Dwolla Terms, any other applicable Dwolla agreement or policy, or any Applicable Laws; (b) Dwolla reasonably determines that the risk associated with the end user or the end user’s activities poses unacceptable risk to Dwolla and/or its users; (c) you do not provide Dwolla with all end user information as required or requested by Dwolla; or (d) for any other reason, in Dwolla’s reasonable discretion. If Dwolla suspends or restricts an end user, Dwolla will use reasonable efforts to provide timely notice to you. Such notice may occur after the suspension or restriction has occurred. Dwolla may also, in its reasonable discretion, contact any end user for Dwolla’s fraud investigation and/or risk management purposes. If Dwolla contacts an end user for such purposes, Dwolla will notify you to the extent permissible under Applicable Law.

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13.

Customer Eligibility. Customer Accounts may only be created for end users that are 18 years or older and residents of the United States. You agree that you will not open or attempt to open a Customer Account for any end user that does not meet these criteria and that you will use appropriate measures, technical, operational, and otherwise, to do so.

14.

Required Disclosures for Customers. If your Application allows an end user to become a Customer, Your Terms must clearly disclose the following: (a) a Customer must open a Customer Account provided by Dwolla by accepting the Dwolla Terms and Dwolla Privacy Policy; (b) any funds held in a Customer Account are held by Dwolla’s Financial Institution Partners as set out in the Dwolla Terms; (c) the Customer will access and manage their Customer Account through your Application; (d) you will provide all necessary Customer Account notifications, including payment activity notifications to the Customer; and (e) you will provide the Customer with all necessary customer support for Customer Account activity, including payment activity and dispute resolution. You must capture an end user’s acceptance of Your Terms, the Dwolla Terms, and the Dwolla Privacy Policy in an auditable manner and in compliance with federal electronic signatures law prior to providing a Customer Account and any related Dwolla-Enabled Services to that end user.

15.

Other Required Disclosures. If requested by Dwolla, you agree to promptly notify your Customers of any changes to the Dwolla Terms, the Dwolla Privacy Policy, any service outages or other announcements regarding the Dwolla-Enabled Services, or provide any other information or disclosures as required by Applicable Law.

16.

Termination of a Customer. Prior to terminating your relationship with a Customer, you must ensure that any funds held in their Customer Account are handled or disbursed in accordance with Your Terms. You are solely responsible for ensuring such amounts are appropriately transferred in a timely manner. You understand and agree that Dwolla may require you to terminate a Customer Account if Dwolla deems the Customer Account inactive or dormant, or for any other reason specified in this Agreement. You agree to notify Dwolla promptly at support@dwolla.com if you receive a request from a Customer to close their Customer Account. You understand that an end user may terminate your access to their Customer Account at any time upon notice to Dwolla, and you acknowledge that if a Customer owes you funds, your only recourse to recover those funds may be outside of the Dwolla network.

3. Privacy and Data Security

1.

Your Privacy Policy. You must publish and comply with a privacy policy that is prominently displayed and readily accessible from every Application from which Your Services can be accessed, i.e. if an end user can access Your Services from both a website and a mobile application, you must make your privacy policy available on both the website and in the mobile application. Your privacy policy must comply with Applicable Law and clearly explain what data you collect, how you will use it, how you will share it, and how you will store it.

2.

Use of Data. You must obtain your end users’ express consent to use their data for the purposes of providing Your Services, including the Dwolla-Enabled Services, to them. You understand and agree that you may only use data that you receive via the Dwolla Platform Services in accordance with this Agreement and Applicable Law. You are prohibited from selling, transferring, sublicensing, and/or assigning any interest in any data that you access or receive via the Dwolla APIs and the Dwolla Platform Services. You acknowledge that you are solely responsible for your use of any end user data.

3.

Data Security. Each party is responsible for the security of all data in its possession or control and for its compliance with Applicable Law in connection with its data handling and management practices. Each party is responsible for maintaining commercially reasonable data security controls to protect and secure data from unauthorized use, access, or disclosure. You agree to provide Dwolla with any evidence to demonstrate your compliance with this section upon request by Dwolla. You agree that Dwolla may terminate your use of the Dwolla Platform Services in its sole discretion if Dwolla determines that you or your application pose an unacceptable security risk to Dwolla, its platform, or its users.

4.

Audit. Dwolla may audit, examine and otherwise monitor your compliance with this Agreement and you agree to cooperate fully with any such audit. Within 30 days of notice from Dwolla, you will provide to Dwolla or its third party auditor (either, a “Dwolla Auditor”) access to and assistance with: documents, records, reports, or other data, information, or materials compiled, maintained, or otherwise available to the extent related to your compliance with this Agreement and not prohibited from disclosure by Applicable Law. If a Dwolla Auditor determines that you are not in compliance with this Agreement, you will take appropriate action to remedy the non-compliance and will provide Dwolla with evidence of the steps taken to achieve compliance with the time frame agreed upon by the parties.

4. Confidentiality

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1.

Confidential Information Definition. “Confidential Information” means any type of information disclosed by one party (“Disclosing Party”) to the other party (“Receiving Party”) under this Agreement, regardless of the form of disclosure and which (a) is clearly marked as “confidential” or “proprietary” at the time of such disclosure, or (b) should, by its nature and the circumstances of disclosure, reasonably be understood to be confidential by Receiving Party. Notwithstanding the foregoing, Confidential Information does not include information that is in Receiving Party’s possession at the time of disclosure, as substantiated in writing, or enters the public domain without breach of this Agreement.

2.

Confidentiality Obligation. Receiving Party must maintain the confidentiality of Disclosing Party’s Confidential Information in a commercially reasonable manner and in a manner no less stringent than the measures it employs to protects its most confidential and proprietary information. Receiving Party must not use Disclosing Party’s Confidential Information for any purpose other than as necessary to perform Receiving Party’s obligations under this Agreement. Receiving Party may disclose Confidential Information that is required to be disclosed pursuant to any statute, regulation, order, subpoena or document discovery request, or in response to an inquiry or request of any governmental or regulatory agency or self-regulatory organization, provided that, to the extent not prohibited, Receiving Party will notify Disclosing Party of such request as soon as practicable in order to afford Disclosing Party an opportunity to seek a protective order. Receiving Party’s obligation to maintain the confidentiality of Confidential Information will survive the termination or expiration of this Agreement for any reason.

5. Intellectual Property

1.

Dwolla API License. Dwolla grants to you a limited, non-exclusive, non-transferable, non-sublicensable, revocable license to access, use, and integrate the Dwolla Platform Services with your Application in accordance with this Agreement (“API License”). This API License may be immediately revoked or terminated by Dwolla if you share your API Credentials with any third party (other than third party service providers who need such information in order to perform services for you) or if you breach this Agreement.

2.

Marks. Solely in connection with the activities contemplated by this Agreement, each party grants the other party a limited, non-exclusive, non-transferable, non-sublicensable, revocable license for the term of this Agreement to use and display the other party’s trade names, trademarks, logos, and domain names (“Marks”) solely for you to identify Dwolla as your provider of the Dwolla Platform Services and for Dwolla to identify you as a user of the Dwolla Platform Services. You may only use Dwolla’s Marks in accordance with any usage guidelines communicated to you by Dwolla and this Agreement. You may not misstate or incorrectly describe the nature of the relationship between you and Dwolla and the services provided by each party. Dwolla may revoke your ability to use the Dwolla Marks in its sole discretion upon notice to you.

3.

Intellectual Property Ownership. Dwolla is the exclusive owner of and retains all right, title and interest to the Dwolla Platform Services; Dwolla APIs; the Dwolla Dashboard; the Dwolla platform and all modifications, enhancements, upgrades and updates thereto; the Dwolla Marks; and all intellectual property rights therein and thereto (collectively, the “Dwolla IP”). There are no implied licenses under this Agreement. Except as set out in this Agreement, you will not acquire any rights in the foregoing and you will not copy, transmit, transfer, modify or create derivative works, reverse engineer, reverse compile, reverse assemble or otherwise determine or derive source code of the Dwolla IP, nor permit or authorize any third party to do any of the foregoing.

4.

Feedback. You may voluntarily provide suggestions or ideas for improvements or modifications to the Dwolla Platform Services (“Feedback”). Nothing in this Agreement will prohibit Dwolla from using, profiting from, disclosing, publishing, or otherwise exploiting any Feedback, nor create any obligation to compensate you for the provision of Feedback.

6. Other Legal Terms

1.

Indemnification. You agree to defend and indemnify Dwolla, its officers, directors, agents, employees, and suppliers from any third party claims, actions, proceedings, and suits and related liabilities, damages, settlements, penalties, fines, costs, or expenses (including reasonable attorneys’ fees and other litigation expenses) arising from: (a) your violation or breach of this Agreement; (b) your negligence or misconduct; or (c) your violation of Applicable Law.

2.

Limited Warranty. THE DWOLLA PLATFORM SERVICES ARE PROVIDED “AS IS” AND “AS AVAILABLE”, WITHOUT ANY REPRESENTATION OF WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. DWOLLA MAKES NO REPRESENTATION OR WARRANTY THAT THE DWOLLA PLATFORM SERVICES WILL MEET YOUR REQUIREMENTS OR BE CONTINUOUS, UNINTERRUPTED, OR ERROR-FREE.

3.

Limitation of Liability. IN NO EVENT WILL DWOLLA BE LIABLE TO YOU OR ANY THIRD PARTY UNDER ANY CIRCUMSTANCES FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY, DAMAGES OR LOSSES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOSS OF PROFITS, GOODWILL, USE, DATA, OR OTHER INTANGIBLE LOSSES INCURRED IN CONNECTION WITH: (a) THIS AGREEMENT, OR (b) YOUR USE OF, INABILITY TO USE, OR UNAVAILABILITY OF THE DWOLLA PLATFORM SERVICES UNDER ANY THEORY OF LIABILITY OR CAUSE OF ACTION WHETHER IN TORT (INCLUDING NEGLIGENCE), CONTRACT OR OTHERWISE, REGARDLESS OF WHETHER DWOLLA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL DWOLLA’S LIABILITY UNDER THIS AGREEMENT EXCEED THE FEES DWOLLA HAS RECEIVED FROM YOU UNDER THIS AGREEMENT DURING THE 12 MONTHS PRECEDING THE EVENT GIVING RISE TO A CLAIM. THIS LIMITATION OF LIABILITY WILL APPLY TO THE FULLEST EXTENT PERMITTED BY LAW.

4.

Assignment. You may not transfer, assign, or delegate this Agreement or any of your rights, obligations, or duties under this Agreement without the prior written consent of Dwolla. Dwolla may transfer or assign this Agreement or any of its rights, obligations, or duties under this Agreement at any time.

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5.

Independent Contractor Relationship. You and Dwolla are independent entities, and this Agreement does not create any partnership, agency, or joint venture relationship between you and Dwolla. You may not and may not attempt to represent, warrant, or obligate Dwolla to any commitment with any third party.

6.

Force Majeure. Dwolla is not responsible for any failure to perform its obligations under this Agreement during any period in which such performance is delayed by circumstances beyond its reasonable control, including, but not limited to, weather, fire, flood, earthquake, war, embargo, strike, riot, civil unrest, acts of terrorism, failure or interruption of public or private infrastructure, or the intervention of any government entity. In the event of such a failure, Dwolla’s obligations will be suspended until Dwolla is able to perform.

7.	Notices. All notices to Dwolla must be sent by email to legal@dwolla.com.
8.

Governing Law; Waiver of Jury Trial. This Agreement will be construed in accordance with, and governed by, the laws of the State of Iowa, without regard to its conflict of laws principles. You waive right to a jury trial in any judicial proceeding involving any claim relating to or arising under this Agreement.

9.	No Third Party Beneficiaries. This Agreement is intended for the exclusive benefit of you and Dwolla and not intended to benefit any third party.
10.

Entire Agreement, Conflicts, No Waiver, Construction. This Agreement, along with the Dwolla Terms, the Integration Requirements, any executed Order Form, and any documents incorporated by reference, constitute the entire agreement between the parties. Any agreement to modify or amend this Agreement must be agreed to in writing by the parties. With the exception of any Order Form that the parties have executed, to the extent that the terms of this Agreement conflict with any other Dwolla agreement or policy governing your use of the Dwolla Platform Services, this Agreement will control. Any failure by Dwolla to enforce any right or provision of this Agreement will not constitute a waiver of such right or provision. If any provision of this Agreement is held to be invalid or unenforceable, such provision will be interpreted to fulfill its intended purpose to the maximum extent permitted by law, and the remaining provisions will remain in full force and effect. All provisions of this Agreement that by their nature are intended to survive termination or expiration of this Agreement will survive termination of this Agreement for any reasons. No provision of this Agreement will be construed against a party by reason of that party drafting such provision.

7

Exhibit A

Dwolla Order Form

Client: Tirios Corporation	Account Executive: __________________

Billing Contact: _______________________	AE e-mail: ________________________

Billing e-mail:. ________________________

Notice e-mail: ___________________________	Dwolla Notices at: __________________

1. Term begins on: 5/1/2024

The Term continues until either party provides the other with Three months’ written notice of its intent to terminate the agreement. Such termination will take effect on the ﬁnal day of the Third month after notice is provided. Termination of this Order Form does not terminate Client’s obligation to pay amounts due for Client’s actual usage of the Dwolla Services after such termination takes effect, and such usage after termination will be billed at the then-current rates set forth in the Dwolla Platform Agreement (available at www.dwolla.com/legal/platform-agreement).

2. Fees

A. Payment Terms

All Fees set forth herein are due when billed, and Client authorizes Dwolla to debit Client’s Payment Account for all Fees, expenses and other amounts owed under this Order Form. Monthly Recurring Fees and Usage Fees will be invoiced monthly in arrears. Client is liable to Dwolla for all fees and expenses (including reasonable attorneys’ fees) that Dwolla incurs in collecting, or attempting to collect, fees, expenses or other amounts owed to Dwolla.

B. Implementation Fees

The total implementation fee is due on the date of last signature below (the “Effective Date”).

[ This Section Has been Intentionally Omitted. ]

C. Monthly Recurring Fees

Service	Monthly Fee ($)
Monthly Minimum Fee	4,000.00
Dwolla Platform Service	1,000.00
Customer Account Enhancements:
Higher Limits	250.00
TOTAL	5,250.00

Monthly recurring fees are due each month during the Term, regardless of whether Client actually used any Service described. If Client's Go Live date occurs before the beginning of the Term, Client will be charged a prorated amount of the Monthly Recurring Fees for the number of dates between Go Live Date and the beginning of the Term.

- Approved increases to Client’s or Client’s end users’ transaction limits are set forth in Section 3. These increased limits may not be honored for any individual transaction if Dwolla determines, in its sole discretion, that such transaction poses a risk to Dwolla, another Dwolla Client, or Dwolla’s Financial institution Partner.

D. Usage Fees

Beginning on the Effective Date, Dwolla will charge and Client agrees to pay the fees set forth at Schedule 1 to this Order Form for its actual usage of the Dwolla Platform to perform the functions described therein. All usage fees are billed in arrears and will be debited from Client’s Payment Account unless otherwise agreed in writing.

3. Approved Use & Limits

A. Client may use the Dwolla Platform to initiate Transactions to:

•	Facilitate transactions between Customers with Verified Customer Records and Customers with Verified Customer Records for the purpose of allowing secondary market trading of assets on the Tirios platform as supported by North Capital.

B. Transaction Limits

C.

User Type	Per Transaction Limit	Weekly Transaction Limit
Client	$10,000 per transaction	None
Veriﬁed Customer	$25,000 per transaction	None
Customer	$5,000 per transaction	$5,000
Receive Only User	Can receive funds of any amount	None

4. Additional Terms

*. Client represents and warrants that: (a) Client has all licenses, registrations, and/or authorizations necessary to comply with all applicable laws in the jurisdictions in which Client operates, (ii) Client will maintain such licenses, registrations, and/or authorizations for the entire duration of the Term and during any post-Termination activities related to the Dwolla Platform Services; (iii) Client will acquire any additional licenses, registrations, and/or authorizations as may become necessary to maintain its compliance with all applicable laws in the jurisdictions in which it operates; and (iv) Client will use appropriate technical and operational controls to ensure any end user restrictions required by applicable law, are maintained for the entire duration of the Term and during any post-Termination activities related to the Dwolla Platform Services. Client agrees to provide proof of any required licensing, registration, authorization(s), technical controls, and/or operational controls upon request by Dwolla.

This Order Form incorporates and is governed by the terms and conditions of the latest version of Dwolla Platform Agreement, found at www.dwolla.com/legal (the “Agreement”). Capitalized terms used but not otherwise deﬁned in the Order Form will have the meanings set forth in the Agreement. To the extent that the terms of the Agreement conﬂict with the Order Form, the Order Form will control. Any agreement to modify or amend the Order Form must be agreed to in writing by both Parties. Client expressly agrees that it will have a continuing obligation after expiration or termination of the Agreement to pay amounts owed under the Order Form.

CLIENT	DWOLLA,INC.

Signature:	Signature:

Name: _________________________	Name: ________________________

Title: _________________________	Title: __________________________

Date: ________________________	Date: __________________________

Email: ________________________

Schedule 1

Usage Fees

Tiered Fees:	Scale 1	Scale 2	Scale 3	Scale 4	Scale 5	Scale 6	Scale 7	Scale 8	Scale 9	Scale 10	Scale 11	Scale 12
Monthly Transaction Count	0-500	501 -1,000	1,001 -5,000	5,001 -10,000	10,001 -50,000	50,001 -100,000	100,001 -250,000	250,001 -500,000	500,001 -1M	1M - 2.5M	2.5M - 5M	5M+

ACH

Standard	0.25	0.18	0.14	0.13	0.11	0.10	0.07	0.05	0.04	0.03	0.03	0.02

Active Verified Customer Fees

Active Verified Customer	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.50	0.50	0.50	0.50	0.50

Non-Tiered Fees:

Wire
Incoming	25.00
Outgoing	50.00

Return
Return	3.60
Unauthorized Return	4.50

Account Verification
Bank Account Verification	0.35
Business Customer	5.00
Personal Customer	3.00

1099K Services
W-9/TIN Verification	0.35
1099-K Filing	0.75
Physical Mail Additional Page	0.20
Physical Mail First Page	2.00
B-Notice Form Generation	0.25

An Active Veriﬁed Customer is any Veriﬁed Personal or Business Customer who has sent or received a Transaction using the Dwolla Platform during the month.